Contact:	Jim Davidson	Tony Pordon

	Executive VP – Finance 201-325-3303	Senior Vice President 248-648-2540

	jdavidson@unitedauto.com	tpordon@unitedauto.com

UNITEDAUTO REPORTS THIRD QUARTER RESULTS
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Revenues Increase 11%

Same-Store Retail Revenues Increase 7.0%
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Gross Margin Increases 50 Basis Points to 14.7%
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BLOOMFIELD HILLS, MI, October 25, 2005 – United Auto Group, Inc. (NYSE: UAG), a worldwide automotive retailer, today reported a 10.8% increase in third quarter revenues to $2.8 billion. The revenue increase is driven by a 10.3% rise in retail vehicle revenues and a 14.3% growth in service and parts revenues, and includes a 7.0% increase in same-store retail sales. Gross margin in the third quarter increased 50 basis points to 14.7% due to margin increases in each of the Company’s product lines, coupled with a 43-basis-point increase in the relative contribution of higher margin service and parts and finance and insurance revenues to total revenues.

Third quarter net income was $32.8 million, or $0.70 per share. This represents a 19.0% increase compared to third quarter 2004 adjusted net income of $27.5 million, or $0.60 per share, which excludes $4.9 million ($0.10 per share) of net income resulting from the sale of an investment, a reduction of the Company’s estimated annual effective tax rate, a refund of UK consumption taxes, and costs associated with the relocation of certain franchises in the UK.

For the nine months ended September 30, 2005, revenues increased 14.6% to $8.0 billion. Net income for the nine months was $88.9 million, or $1.89 per share. This represents a 16.0% increase compared to prior year adjusted net income of $76.6 million, or $1.69 per share, which excludes the $4.9 million of items referenced above and an additional $4.1 million from the sale of an investment in the second quarter of 2004.

- Continued -

“We are pleased with the performance of our business in the third quarter,” said UAG Chairman Roger Penske. “During the quarter, we were challenged by higher interest rates, rising gasoline prices, product availability, and a shift in consumer buying patterns. Despite these obstacles, we achieved our 26th consecutive quarter of record revenue, including an 8.5% increase in same-store service and parts revenue, as well as improved gross margins in all areas of our operations.”

Penske continued, “Our service and parts operation continues to improve, including increases in volume and margins, as a result of increases in units in operation and the continuing maturity of our capital investments. In fact, service and parts revenues increased to 10.3% of our total revenue, an improvement of 31 basis points over the prior year. The performance of our service and parts operations, coupled with strong margins on both new and used vehicles, contributed to an increase in our operating margin to 2.8%.”

After considering the steady increase in interest rates, volatile energy prices and the challenging selling environment in the fourth quarter, the Company currently estimates earnings in the range of $0.51 to $0.56 per share for the fourth quarter and $2.40 to $2.45 per share for the full year 2005.

UnitedAuto will host a conference call discussing financial results relating to third quarter 2005 on Tuesday, October 25, 2005 at 12:30 p.m. ET. To listen to the conference call, participants must dial (800) 230-1059 [International, please dial (612) 234-9959]. The call will be simultaneously broadcast live over the Internet through the UnitedAuto website at www.unitedauto.com.

About UnitedAuto
United Auto Group, Inc., headquartered in Bloomfield Hills, Michigan, operates 269 retail automotive franchises, representing 40 different brands, and 29 collision repair centers. UnitedAuto, which sells new and previously owned vehicles, finance and insurance products and replacement parts, and offers maintenance and repair services on all brands it represents, has 167 franchises in 19 states and Puerto Rico and 102 franchises located internationally, primarily in the United Kingdom. UnitedAuto is a member of the Fortune 500 and Russell 2000 and has approximately 14,000 employees.

Statements in this press release involve forward-looking statements, including forward-looking statements regarding UnitedAuto’s future sales and earnings growth potential. Actual results may vary materially because of risks and uncertainties, including external factors such as interest rate fluctuations, changes in consumer spending and other factors over which management has no control. These forward-looking statements should be evaluated together with additional information about UnitedAuto’s business, markets, conditions and other uncertainties which could affect UnitedAuto’s future performance, which is contained in UnitedAuto’s Form 10-K for the year ended December 31, 2004, and its other filings with the Securities and Exchange Commission, and which is incorporated into this press release by reference. This press release speaks only as of its date and UnitedAuto disclaims any duty to update the information herein.

This release contains certain non-GAAP financial measures as defined under SEC rules, such as adjusted net income, which exclude certain items disclosed in the release. The Company has reconciled these measures to the most directly comparable GAAP measures in the release. The Company believes that these non-GAAP financial measures improve the transparency of the Company’s disclosure and the period-to-period comparability of the Company’s results from operations.

UNITED AUTO GROUP, INC.
Consolidated Statements of Income
(Amounts in Thousands, Except Per Share Data)
(Unaudited)

	Third Quarter
	2005	2004
New Vehicles	$1,641,443	$1,475,564
Used Vehicles	577,209	536,063
Finance and Insurance	65,129	55,872
Service and Parts	287,357	251,416
Fleet	24,602	28,938
Wholesale	201,429	177,171

Total Revenues	2,797,169	2,525,024
Cost of Sales	2,385,418	2,166,022

Gross Profit	411,751	359,002
SG&A Expenses	323,021	277,811
Depreciation and Amortization	10,556	14,111

Operating Income	78,174	67,080
Floor Plan Interest Expense	(12,869)	(11,538)
Other Interest Expense	(12,349)	(10,470)
Other Income	—	4,858

Income from Continuing Operations Before Minority Interests and Income Tax Provision	52,956	49,930
Minority Interests	(486)	(669)
Income Tax Provision	(19,258)	(17,154)

Income from Continuing Operations	33,212	32,107
Income (Loss) from Discontinued Operations, Net of Tax	(448)	258

Net Income	$32,764	$32,365

Income from Continuing Operations Per Diluted Share	$0.70	$0.69

Diluted EPS	$0.70	$0.70

Diluted Weighted Average Shares Outstanding	47,124	46,567

UNITED AUTO GROUP, INC.
Consolidated Statements of Income
(Amounts in Thousands, Except Per Share Data)
(Unaudited)

	Nine Months
	2005	2004
New Vehicles	$4,633,416	$4,036,802
Used Vehicles	1,710,007	1,537,829
Finance and Insurance	182,468	155,352
Service and Parts	840,611	707,763
Fleet	79,260	75,245
Wholesale	587,337	498,221

Total Revenues	8,033,099	7,011,212
Cost of Sales	6,837,055	5,994,385

Gross Profit	1,196,044	1,016,827
SG&A Expenses	946,725	794,430
Depreciation and Amortization	31,233	30,893

Operating Income	218,086	191,504
Floor Plan Interest Expense	(40,350)	(34,774)
Other Interest Expense	(36,138)	(31,287)
Other Income	—	11,469

Income from Continuing Operations Before Minority Interests and Income Tax Provision	141,598	136,912
Minority Interests	(1,250)	(1,491)
Income Tax Provision	(51,965)	(50,924)

Income from Continuing Operations	88,383	84,497
Income from Discontinued Operations, Net of Tax	469	1,075

Net Income	$88,852	$85,572

Income from Continuing Operations Per Diluted Share	$1.88	$1.87

Diluted EPS	$1.89	$1.89

Diluted Weighted Average Shares Outstanding	47,005	45,198

UNITED AUTO GROUP, INC.
Consolidated Condensed Balance Sheets
(Amounts in Thousands)
(Unaudited)

	9/30/05	12/31/04
Assets
Cash and Cash Equivalents	$2,694	$15,187
Accounts Receivable, Net	379,922	356,625
Inventories	1,147,807	1,252,358
Other Current Assets	61,820	44,315

Total Current Assets	1,592,243	1,668,485
Property and Equipment, Net	463,084	406,783
Intangibles	1,225,092	1,221,731
Other Assets	77,934	86,881
Assets of Discontinued Operations	65,333	148,921

Total Assets	$3,423,686	$3,532,801

Liabilities and Stockholders’ Equity
Floor Plan Notes Payable	$1,015,268	$1,197,540
Accounts Payable and Accrued Expenses	437,847	402,232
Current Portion Long-Term Debt	3,556	11,367

Total Current Liabilities	1,456,671	1,611,139
Long-Term Debt	620,434	574,970
Other Long-Term Liabilities	191,096	179,104
Liabilities of Discontinued Operations	30,588	92,553

Total Liabilities	2,298,789	2,457,766
Stockholders’ Equity	1,124,897	1,075,035

Total Liabilities and Stockholders’ Equity	$3,423,686	$3,532,801

UNITED AUTO GROUP, INC.
Selected Data
($ in thousands, except per transaction amounts)

	Third Quarter		Nine Months
	2005	2004	2005	2004
Units
New Retail Units	51,171	46,409	142,508	127,333
Used Retail Units	22,876	21,761	66,966	63,349

Total Retail Units	74,047	68,170	209,474	190,682

Same-Store Retail Revenue
New Vehicles	$1,520,874	$1,420,904	$4,067,849	$3,888,302
Used Vehicles	547,906	520,812	1,512,693	1,475,721
Finance and Insurance	61,919	53,993	168,967	151,597
Service and Parts	262,796	242,217	730,789	677,703

Total Same-Store Retail Revenue	$2,393,495	$2,237,926	$6,480,298	$6,193,323

Same-Store Retail Revenue Growth
New Vehicles	7.0%	1.8%	4.6%	5.1%
Used Vehicles	5.2%	3.1%	2.5%	3.1%
Finance and Insurance	14.7%	(3.1%)	11.5%	(0.2%)
Service and Parts	8.5%	11.4%	7.8%	13.0%
Revenue Mix
New Vehicles	58.7%	58.4%	57.7%	57.6%
Used Vehicles	20.6%	21.2%	21.3%	21.9%
Finance and Insurance	2.3%	2.2%	2.3%	2.2%
Service and Parts	10.3%	10.0%	10.4%	10.1%
Fleet	0.9%	1.2%	1.0%	1.1%
Wholesale	7.2%	7.0%	7.3%	7.1%
Retail Gross Margin — by Product
New Vehicles	8.5%	8.4%	8.6%	8.5%
Used Vehicles	9.1%	8.5%	9.2%	8.8%
Finance and Insurance	100.0%	100.0%	100.0%	100.0%
Service and Parts	54.2%	53.2%	54.3%	53.9%
Gross Profit per Transaction
New Vehicles	$2,724	$2,687	$2,805	$2,704
Used Vehicles	2,292	2,098	2,341	2,124
Finance and Insurance	880	820	871	815

UNITED AUTO GROUP, INC.
Selected Data (Continued)

	Third Quarter		Nine Months
	2005	2004	2005	2004

Brand Mix:
Toyota/Lexus	21%	22%	21%	23%
BMW	15%	15%	14%	15%
Honda/Acura	15%	12%	14%	11%
Mercedes	9%	11%	10%	11%
Ford Premier Group	7%	8%	7%	9%
Audi	7%	6%	7%	4%
General Motors	7%	8%	7%	8%
Ford	3%	3%	3%	3%
Nissan/Infiniti	4%	4%	4%	4%
Chrysler	3%	4%	3%	4%
Porsche	3%	3%	4%	3%
Other	6%	4%	6%	5%
Debt to Total Capital Ratio	36%	40%	36%	40%
Rent Expense	$29,274	$25,230	$86,999	$68,759